Exhibit 10.1

FIRST AMENDMENT TO
 NOTE PURCHASE AGREEMENT AND NOTES

This FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT AND NOTES (this “Amendment”), dated as of December 29, 2017, by and among Napo Pharmaceuticals, Inc., a Delaware Corporation (“Napo” or the “Company”) and each party identified on the signature pages hereto as a purchaser of the Notes (as defined below) pursuant to the Note Purchase Agreement (as defined below) (collectively, the “Purchasers” and each, a “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Company and the Purchasers are parties to that certain Note Purchase Agreement dated as of March 1, 2017 (the “Note Purchase Agreement”), pursuant to which the Company issued $1,312,500 in aggregate principal amount of Original Issue Discount Exchangeable Promissory Notes to the Purchasers at a purchase price of $1,050,000 (collectively, the “Original Notes”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in the Note Purchase Agreement.

2.             Amendments to Note Purchase Agreement.

a.  Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the definitions of “Initial Exchange Shares” and “Subsequent Exchange Shares” in their entirety and substituting with the following:

“Conversion Price” means $0.20 per share, to be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Jaguar Common Stock.

“Initial Exchange Shares” means the shares of Jaguar Common Stock issuable upon exchange of the Notes issued at the Initial Closing, which shall be determined by dividing (x) the outstanding principal amount of Notes issued at the Initial Closing plus accrued and unpaid interest thereon by (y) the Conversion Price.

“Redemption Shares” means 2,492,084 shares of Jaguar Common Stock issued on December 29, 2017 as partial redemption of the Notes issued at the Initial Closing.

“Subsequent Exchange Shares” means the shares of Jaguar Common Stock issuable upon exchange of the Notes issued at the Subsequent Closing, which shall be determined by dividing (x) the outstanding principal amount of Notes issued at the Subsequent Closing plus accrued and unpaid interest thereon by (y) the Conversion Price; provided, however, that such term means 866,071 shares of Jaguar Common Stock on an as-exchanged basis (to be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Jaguar Common Stock) upon the occurrence of the Merger Termination Date.

b.  Section 2.2 of the Note Purchase Agreement is hereby amended by deleting Section 2.2 in its entirety and replacing with the following:

“2.2  Initial Closing. Subject to the terms and conditions set forth herein, at the Initial Closing (as defined below), Napo shall sell to the Purchasers, and the Purchasers shall (severally, and not jointly) purchase from Napo, Notes having an aggregate original principal amount of Four Hundred Thirty Five Thousand Nine Hundred Forty Nine Dollars and Ninety Two Cents ($435,949.92) to be allocated as set forth on Exhibit B attached hereto for an aggregate purchase price of Five Hundred Twenty Five Thousand Dollars ($525,000), which shall be payable by wire transfer of immediately available funds. The initial closing of the transactions contemplated hereunder (the “Initial Closing”) shall take place simultaneously with the execution and delivery hereof at the offices of Reed Smith LLP, 101 Second Street, Suite 1800, San Francisco, CA 94105 or such other date and place as may be mutually agreed to in writing by the parties. At the Initial Closing, the applicable parties thereto will enter into the other Transaction Documents.

c.  Section 2.3 of the Note Purchase Agreement is hereby amended by deleting Section 4.13 in its entirety and replacing with the following:

“2.3 Subsequent Closing. Following the Initial Closing, each Purchaser shall (severally, and not jointly) purchase its Pro Rata Portion of additional Notes with an aggregate original principal amount of Seven Hundred Thirty Five Thousand Dollars ($735,000) for an aggregate purchase price of Five Hundred Twenty Five Thousand Dollars ($525,000) subject to the terms and conditions of such purchase being mutually satisfactory to the Company and the Purchasers and that in no event shall, after giving effect to any such sale, the aggregate outstanding original principal amount of all Notes exceed the Maximum Principal Amount (the “Subsequent Closing”), and provided further that each Purchaser shall be offered terms in respect of its participation in Subsequent Closing(s) which are at least as favorable as the terms applicable to any other purchaser (a “Subsequent Purchaser”) in the Subsequent Closing. Following such Subsequent Closing, Exhibit B hereto shall be amended to include the Notes purchased by the applicable Purchasers at such Subsequent Closing. The Subsequent Closing shall be on a date mutually satisfactory to the Company and the Purchasers; provided, however, such date shall take place no later than the earlier of the Merger Effective Date or the Merger Termination Date.”

d.  Section 4.13 of the Note Purchase Agreement is hereby amended by deleting Section 4.13 in its entirety and replacing with the following:

“4.13. Registration of Exchange Shares. Consistent with the terms set forth in Annex II to this Agreement, Napo shall cause Jaguar to register the maximum number of Initial Exchange Shares and Subsequent Exchange Shares with the SEC.”

e.  Section 5 of the Note Purchase Agreement is hereby amended as follows:

i.  Deleting Section 5.5 in its entirety and replacing with the following:

“5.5.  [Reserved].”

ii.  Adding the following as Section 5.6 of the Note Purchase Agreement:

“5.6  Compliance with Nasdaq Rules.  Notwithstanding anything in this Agreement to the contrary, the total number of shares of Jaguar Common Stock that may be issued under this Agreement shall be limited to 13,533,360 shares (the “Exchange Cap”), which equals 19.99% of the Company’s outstanding shares of Jaguar Common Stock as of July 31, 2017, unless stockholder approval is obtained to issue more than such 19.99%. The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction. The foregoing limitation shall not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of Jaguar Common Stock issued under this Agreement is equal to or greater than $0.56 (the “Minimum Price”), a price equal to the last closing trade price for Jaguar Common Stock on Nasdaq on July 31, 2017 (in such circumstance, for purposes of Nasdaq, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply). Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Purchasers will not be permitted to exchange the Notes for, any shares of Jaguar Common Stock under this Agreement if such issuance would violate the rules or regulations of Nasdaq.”

f. Section 7.5 of the Note Purchase Agreement is hereby amended by deleting the third sentence thereto and replacing with the following:

“Any waiver, permit, consent or approval of any kind or character on the part of the Purchasers of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by the Required Purchasers, Napo and, prior to the Merger, Nantucket and shall be effective only to the extent in such writing specifically set forth.”

g.  Exhibit B of the Note Purchase Agreement is hereby amended by deleting Exhibit B in its entirety and substituting with the following:

EXHIBIT B

ALLOCATION OF NOTES

Purchaser	Notes	Aggregate Purchase Price
Initial Closing
MEF I, LP	$217,974.96	$262,500
Riverside Merchant Partners LLC	$217,974.96	$262,500
Subsequent Closing
Riverside Merchant Partners LLC	$367,500.00	$262,500
MEF I, LP	$367,500.00	$262,500

TOTAL	$1,170,949.92	$1,050,000

h.  Section 1.1 of ANNEX II of the Note Purchase Agreement is hereby amended by deleting Section 1.1 in its entirety and substituting with the following:

“1.1        No later than January 31, 2018 (the “Filing Date”), the Company shall prepare and submit to the Securities and Exchange Commission (the “Commission”), a

Registration Statement on Form S-3 (or such other form available) covering the public resale of the Registrable Securities and shall cause such Registration Statement to be filed by the Filing Date for such Registration Statement and use reasonable best efforts to have the Registration Statement declared effective under the Act as soon as possible thereafter (the “Effectiveness Date”). The Company shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Act during the entire Effectiveness Period.”

i.  Section 1.6 of ANNEX II of the Note Purchase Agreement is hereby amended by deleting the definition of “Registrable Securities” in its entirety and substituting with the following:

““Registrable Securities” means: (i) the shares issuable upon exchange of the Notes, (ii) the Redemption Shares, and (iii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any price adjustment as a result of such stock splits, reverse stock splits or similar events with respect to any of the securities referenced in (i) or (ii).”

3.             Amendments to the Original Notes.

a.  The Original Notes are hereby amended such that they shall be in the forms attached hereto as Exhibits A-1, A-2, A-3 and A-4 (such Original Notes as amended, the “Amended Notes”).

b.  The Purchasers shall exchange the Original Notes in consideration for the Amended Notes. Upon the execution of this Amendment by the Company and the Purchasers, the Purchasers shall send (i) the Original Notes to the Company’s principal address set forth in Section 7.2 of the Note Purchase Agreement. Promptly upon receipt thereof, the Company shall deliver the Amended Notes to the Purchasers at the addresses set forth on the signature pages of the Note Purchase Agreement.

4.             Conditions to Effectiveness.  This Amendment shall become effective when executed and delivered by each of the parties hereto.

5.             Ratifications.  Except as expressly modified and superseded by this Amendment as set forth in Section 2 hereof, the terms and provisions of the Note Purchase Agreement are ratified and confirmed and shall continue in full force and effect.

6.             Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7.             APPLICABLE LAW.  THIS AMENDMENT AND ALL OTHER DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.

8.             Counterparts.  This Amendment may be executed and delivered in any number of counterparts, and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.  Execution of this Amendment via facsimile or other electronic transmission (e.g., .pdf) shall be effective, and signatures received via facsimile or other electronic transmission shall be binding upon the parties hereto and shall be effective as originals.

9.             Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

COMPANY:

NAPO PHARMACEUTICALS, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	Chief Executive Officer

PURCHASERS:

MEF I, LP

By:	Magna GP LLC, in its capacity as General Partner

By:	/s/ Joshua Sason
Name:	Joshua Sason
Title:	Managing Member

Address:

40 Wall Street
58th Floor
New York,New York 10005

RIVERSIDE MERCHANT PARTNERS

By:	/s/ Matthew Kern
Name:	Matthew Kern
Title:	Chief Financial Officer

Address:

125 Jericho Turnpike, Suite 504
Jericho, New York 11753

[Signature Page to Third Amendment to Note Purchase Agreement]